As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-16341

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	13-3386776
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Daniel A. Ninivaggi
Senior Vice President, Secretary
and General Counsel
Lear Corporation
21557 Telegraph Road	21557 Telegraph Road
Southfield, Michigan 48034	Southfield, Michigan 48034
(248) 447-1500	(248) 447-1500
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone number,
area code, of Registrant’s principal executive offices)	including area code, of agent for service)

Copies to:
John L. MacCarthy, Esq.
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS

750,000 Shares

LEAR
CORPORATION
Common Stock
DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

     We are offering our stockholders and other interested investors the opportunity to purchase shares of our common stock, $0.01 par value (“Common Stock”), pursuant to our Systematic Investment Plan, a direct stock purchase and dividend reinvestment plan (the “Plan”).

     The Plan is designed to provide interested investors a convenient and economical way to acquire shares of Common Stock and to reinvest cash dividends. On November 13, 2003, we announced that our Board of Directors had initiated a quarterly dividend program and declared our first-ever cash dividend of $0.20 per share of common stock, payable on January 9, 2004, to shareholders of record at the close of business on December 15, 2003. We have paid cash dividends for subsequent quarters and expect to pay quarterly cash dividends in the future, although the payment of dividends and the amount of any such payment are dependent upon our financial condition, results of operations, capital requirements, alternative uses of capital and other factors. In addition, we are subject to the restrictions on the payment of dividends contained in our primary credit facility and in certain other contractual obligations. Our Board of Directors may decide to terminate the quarterly dividend program at any time. Thus, the availability of the Plan’s dividend reinvestment feature and the existence of our quarterly dividend program do not in any way limit our ability to cease declaring and paying dividends in the future.

     The Bank of New York (the “Plan Administrator”) is the administrator of the Plan and acts as agent for participants in the Plan (“Participants”).

     Features of the Plan include:

•	If you do not currently own Common Stock, you may become a Participant with an initial cash contribution of at least $250 to purchase shares under the Plan.

•	If you are an existing registered stockholder, you may become a Participant by simply completing and returning the Plan Enrollment Form to the Plan Administrator.

•	Following enrollment in the Plan, you may make optional cash investments for Common Stock purchases of $50 (minimum per month) to $10,000 (maximum per investment) and $100,000 (maximum per year), which investments may be made regularly or occasionally as you choose. We have never waived such limitations on optional cash purchase amounts and currently have no intention of waiving such limitations.

•	You will not be charged any brokerage commission for Common Stock purchases under the Plan; only a transaction fee will be charged.

•	All shares of Common Stock purchased on your behalf are recorded in your name.

•	You may sell some or all shares of Common Stock purchased on your behalf at any time.

•	You may deposit Common Stock certificates with the Plan Administrator for safekeeping at minimal cost.

•	You may make gifts of shares of Common Stock to family members and others at minimal cost by transferring shares in book entry form to the account of another registered holder, whether existing or new.

•	Cash dividends, if and when paid to you, will be reinvested automatically for you on all full and fractional shares registered in your name.

     Shares of Common Stock will be purchased under the Plan, at our option (which decision can be changed once every three (3) months), from newly issued shares, shares held in treasury or shares purchased in the open market. As of the date of this prospectus, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market. The Common Stock is listed on the New York Stock Exchange under the symbol “LEA.” On November 15, 2004, the closing price of the Common Stock on the New York Stock Exchange was $58.55 per share.

     The purchase price of newly issued or treasury shares of Common Stock purchased under the Plan from us on an applicable Investment Date (as defined below) will be calculated by computing the average of the high and low prices of the Common Stock on the relevant Investment Date as reported on the New York Stock Exchange.

     The price of shares of Common Stock purchased or sold in the open market will be the average cost of all shares purchased or sold by the Plan Administrator in relation to the applicable Investment Date.

     This prospectus sets forth the provisions of the Plan and, therefore, you should retain this prospectus for future reference.

     In some states, including Arizona, Florida, New York, North Carolina, North Dakota and Vermont, shares of Common Stock that are offered under the Plan to persons who are not presently holders of Common Stock may be offered only through a registered broker/dealer. Those states’ securities laws require that a registered broker-dealer send the information to their residents. A registered broker-dealer, rather than the Plan Administrator, will forward a copy of this prospectus and the new account application form to residents of those states. In addition, citizens or residents of a country other than the United States or its territories and possessions should determine that participation in the Plan would not violate local laws before enrolling in the Plan.

     See “Risk Factors” on page 8 for certain considerations relevant to an investment in the Common Stock.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 18, 2004

     You should rely on the information contained in this prospectus or to which we have referred you or any other information you deem relevant in making an investment decision. We have not authorized anyone to provide you with information that is different than the information contained or incorporated by reference in this prospectus. This prospectus may only be used where it is legal to sell these securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information relating to the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

     Our website address is http://www.lear.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Other than the documents specifically incorporated by reference into this prospectus, the information on our website is not a part of this prospectus.

     In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The reports and other documents referred to below shall be deemed to be incorporated by reference in and made a part of this prospectus.

     We incorporate by reference into this prospectus:

•	Registration Statement on Form 8-A filed on April 1, 1994, as amended by Amendment No. 1 on Form 8-A filed April 5, 1994;

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the period ended April 3, 2004;

•	Quarterly Report on Form 10-Q for the period ended July 3, 2004;

•	Quarterly Report on Form 10-Q for the period ended October 2, 2004;

•	Current Report on Form 8-K dated February 2, 2004;

•	Current Report on Form 8-K dated February 3, 2004;

•	Current Report on Form 8-K dated July 29, 2004;

•	Current Report on Form 8-K dated August 3, 2004;

•	Current Report on Form 8-K dated August 26, 2004;

•	Current Report on Form 8-K dated November 11, 2004; and

•	Any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities offered by this prospectus are sold.

     We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, tel. (248) 447-1500.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. When used in this prospectus, the words “will,” “may,” “designed to,” “outlook,” “believe,” “should,” “anticipate,” “plan,” “expect,” “intend,” “estimate” and similar expressions generally identify these forward-looking statements. Prospective investors are cautioned that any statements contained or incorporated in this prospectus which address operating or financial performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts and net income per share growth or statements expressing views about future operating and financial results, are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates and fuel prices;

•	fluctuations in the production of vehicles for which we are a supplier;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•	the impact and timing of program launch costs;

•	the costs and timing of facility closures or similar actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	fluctuations in foreign exchange rates;

•	adverse changes in economic conditions or political instability in the jurisdictions in which we operate;

•	competitive conditions impacting our key customers;

•	raw material cost and availability;

•	our ability to successfully integrate the recently acquired terminals and connectors operations;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow; and

•	other risks, described below in “— Risk Factors” and from time to time in our other SEC filings.

     We do not assume any obligation to update any of these forward-looking statements.

PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information you need to consider before investing in the Common Stock. For a more complete understanding of the business of Lear, you should read carefully this entire document and the documents incorporated by reference in this document. When we use the terms “Lear,” “we,” “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries.

Enrollment: If you do not currently own Common Stock, you may become a Participant in the Plan with an initial cash contribution of at least $250 to purchase shares under the Plan. If you are an existing registered stockholder, you may become a Participant by simply completing and returning the Plan Enrollment Form to the Plan Administrator.

Investments: Following enrollment in the Plan, you may make optional cash investments for Common Stock purchases of $50 (minimum per month) to $10,000 (maximum per investment) and $100,000 (maximum per year), which investments may be made regularly or occasionally as you choose. In addition, you may elect to make automated monthly optional cash investments by Electronic Funds Transfer (“EFT”). If the “EFT” option is chosen, a minimum of $50.00 will be deducted from your checking or savings account on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day (see page 16, “Can I Make Automatic Monthly Investments?”).

Reinvestment of Dividends: Cash dividends, if and when paid to you, will be reinvested automatically for you on all full and fractional shares registered in your name.

Fees: You will not be charged any brokerage commission for Common Stock purchases under the Plan; only a transaction fee will be charged.

Safekeeping of Certificates: You may deposit Common Stock certificates with the Plan Administrator for safekeeping at minimal cost.

Gifts or Transfer of Shares: You may make gifts of shares of Common Stock to family members and others at minimal cost by transferring shares in book entry form to the account of another registered holder, whether existing or new.

Sale of Shares: You may sell some or all shares of Common Stock purchased on your behalf at any time.

Statement of Account and Stockholder Communications: As soon as practicable after each purchase and sale pursuant to the Plan, you will receive a confirmation of such transaction. As soon as practicable after any dividend reinvestment pursuant to the Plan, you will receive a year-to-date cumulative account statement. If we do not declare any dividends, you will receive an annual account statement. In addition, you will receive copies of all communications sent to holders of Common Stock, including our annual report and proxy materials delivered in connection with our stockholder meetings.

LEAR CORPORATION

     We are one of the world’s largest automotive interior systems supplier based on net sales. Our net sales have grown from $9.1 billion for the year ended December 31, 1998 to $15.7 billion for the year ended December 31, 2003, a compound annual growth rate of 12%. The major sources of this growth have been new program awards and the completion of the acquisition of UT Automotive, Inc. (“UT Automotive”) in May 1999. We supply every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, BMW, Fiat, PSA, Volkswagen, Renault-Nissan, Toyota, Subaru, Porsche and Hyundai.

     We have capabilities in all five principal segments of the automotive interior market: seat systems; flooring and acoustic systems; door panels; instrument panels and cockpit systems; and overhead systems. We are also one of the leading global suppliers of automotive electronic products and electrical distribution systems. As a result of these capabilities, we can offer our customers fully-integrated automotive interiors, including electronic products and electrical distribution systems. In 2002, we were awarded the first-ever total interior integrator program by General Motors for the 2006 Buick Lucerne and Cadillac DTS models. As a total interior integrator, we work closely with the customer on the design and are responsible for the engineering, component/module sourcing, manufacturing and delivery of the automotive interiors for these two full-size passenger cars.

     We are focused on delivering high-quality automotive interior systems and components to our customers on a global basis. In order to realize substantial cost savings and improved product quality and consistency, automotive manufacturers are requiring their suppliers to manufacture automotive interior systems and components in multiple geographic markets. In recent years, we have followed our customers and expanded our operations significantly in Europe, South Africa and Asia. As a result of our efforts to expand our worldwide operations, our net sales outside of the United States and Canada have grown from $3.7 billion in 1998 to $7.3 billion in 2003.

     Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48034. Our telephone number at that location is (248) 447-1500.

RISK FACTORS

     You should consider carefully the following risks, in addition to all the other information included or incorporated by reference in this prospectus, including in the section entitled “Forward-Looking Statements,” before deciding whether to purchase the Common Stock offered hereby.

     A decline in automotive sales could reduce our sales and harm our profitability.

     Demand for our products is directly related to automotive vehicle production. Automotive sales and production can be affected by general economic conditions, labor relations issues, regulatory requirements, trade agreements and other factors. Automotive production in North America and Western Europe, our largest markets where most of our operations are located, has declined from 33.2 million units in 1999 to 32.0 million units in 2003. Numerous factors beyond our control could lead to a further decline in automotive production in these markets. Automotive industry conditions in North America and Europe continue to be challenging. In North America, the industry is characterized by significant overcapacity, fierce competition and significant pension and healthcare liabilities for the domestic automakers. North American automakers have recently announced production cuts which impact several of our key platforms. In Europe, the market structure is highly fragmented with significant overcapacity and several of our key platforms have experienced production declines. Any decline in automotive production levels could reduce our sales and harm our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock.

     The loss of business from a major customer could reduce our sales and harm our profitability.

     General Motors and Ford and their respective affiliates together accounted for approximately 59% of our net sales in 2003. Excluding net sales to Opel, Saab, Volvo, Jaguar and Land Rover, which are affiliates of General Motors or Ford, General Motors and Ford accounted for approximately 47% of our net sales in 2003. In recent years, General Motors and Ford have experienced declining market shares in North America. A loss of significant business from General Motors or Ford, including a loss of business resulting from a decline in the market share of either of these customers, would be harmful to our business and our profitability, and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock. In addition, no assurances can be given that we will be successful in expanding our business with Asian automotive manufacturers.

     The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability.

     Although we have purchase orders from many of our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular model and assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. Therefore, the discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock.

     Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.

     As a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries, including countries in Asia, Europe and Central and South America. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	expropriation and nationalization;

•	foreign exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions; and

•	increases in working capital requirements related to long supply chains.

     Expanding our business in Asian markets and our business relationships with Asian automotive manufacturers are important elements of our strategy. In addition, our strategy includes expanding our manufacturing operations in lower cost regions. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could be harmful to our business and our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock.

     A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability.

     Most of our employees and a substantial number of the employees of our largest customers and suppliers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Virtually all of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. Collective bargaining agreements covering approximately 36% of our unionized workforce, including approximately 16% of our unionized workforce in the U.S. and Canada, are scheduled to expire in 2005. A labor dispute involving us or any of our customers or suppliers or that could otherwise affect our operations or the inability by Lear or any of our customers or suppliers to negotiate an extension of a collective bargaining agreement covering a large number of employees upon its expiration, could reduce our sales and harm our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also be harmful to our business and our profitability.

     Adverse developments affecting one or more of our major suppliers could harm our profitability.

     We obtain components and other products and services from numerous tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for us to change suppliers of products and services that are critical to our business.

Certain of our suppliers are financially distressed or may become financially distressed. Any significant disruption in our supplier relationships, including certain relationships with sole-source suppliers, could harm our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock.

     A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could harm our profitability.

     In the event that our products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits, warranty claims and product recall claims. In addition, since we are a party to warranty-sharing agreements with certain of our customers, warranty claims involving one of our products could also harm our profitability and thereby make it more difficult for us to make payments under our indebtedness or result in a decline in the value of our Common Stock.

     We are involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

     We are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our suppliers, intellectual property matters, personal injury claims and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse impact on our profitability and consolidated financial position.

     We depend upon cash from our subsidiaries. Therefore, if we do not receive dividends or other distributions from our subsidiaries, it could be more difficult for us to make payments under our indebtedness.

     A substantial portion of our revenue and operating income is generated by our wholly-owned subsidiaries. Accordingly, we are dependent on the earnings and cash flows of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations. Our obligations under our primary credit facility and senior notes are guaranteed by certain of our subsidiaries, but such guarantees may be released under certain circumstances.

     You may have no effective remedy against our former auditors Arthur Andersen LLP.

     Our consolidated financial statements for the year ended December 31, 2001 were audited by Arthur Andersen LLP, independent public accountants. On June 15, 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in any of our financial statements audited by Arthur Andersen LLP.

     Arthur Andersen LLP did not participate in the preparation of this prospectus or the registration statement of which it is a part, did not reissue its audit report with respect to the financial statements incorporated into this prospectus or the registration statement of which it is a part nor consent to the inclusion in the prospectus or the registration statement of which it is a part of its audit report. As a result, holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such holders were able to assert such a claim, as a result of its conviction on federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to its audit report.

PLAN DESCRIPTION

Purpose

     1. What is the purpose of the Plan?

     The Lear Systematic Investment Plan is designed to provide stockholders and other interested investors a convenient and economical way to acquire shares of Common Stock and to reinvest cash dividends.

Eligibility

     2. Who is eligible to participate in the Plan?

     Any person, whether or not a registered holder of Common Stock, is eligible to participate in the Plan after completing and returning the Plan Enrollment Form to the Plan Administrator in the manner described under the caption “Enrollment” below. However, citizens or residents of a country other than the United States or its territories and possessions should determine that participation in the Plan would not violate local laws before enrolling in the Plan.

Advantages

     3. What are some of the advantages of the Plan?

•	If you do not currently own Common Stock, you may become a Participant with an initial cash contribution of at least $250 to purchase shares under the Plan.

•	If you are an existing registered stockholder, you may become a Participant by simply completing and returning the Plan Enrollment Form to the Plan Administrator.

•	Following enrollment in the Plan, you may make optional cash investments for Common Stock purchases of $50 (minimum per month) to $10,000 (maximum per investment) and $100,000 (maximum per year), which investments may be made regularly or occasionally as you choose. We have never waived such limitations on optional cash purchase amounts and currently have no intention of waiving such limitations. In addition, you may elect to make automated monthly optional cash investments by Electronic Funds Transfer (“EFT”). If the “EFT” option is chosen, a minimum of $50.00 will be deducted from your checking or savings account on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day (see page 16, “Can I Make Automatic Monthly Investments?”).

•	You will not be charged any brokerage commission for Common Stock purchases under the Plan; only a transaction fee will be charged.

•	All shares of Common Stock purchased on your behalf are recorded in your name.

•	You may sell some or all shares of Common Stock purchased on your behalf at any time.

•	You may deposit Common Stock certificates with the Plan Administrator for safekeeping at minimal cost.

•	You may make gifts of shares of Common Stock to family members and others at minimal cost by transferring shares in book entry form to the account of another registered holder, whether existing or new.

•	Cash dividends, if and when paid to you, will be reinvested automatically for you on all full and fractional shares registered in your name.

Disadvantages

     4. What are some of the disadvantages of the Plan?

•	Optional cash investments or sales under the Plan may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions due to the length of time between when the optional cash investment or sale instruction is made and the date shares of Common Stock are purchased or sold.

•	Optional cash investments, which must be received by the Plan Administrator by noon (eastern time) on the business day immediately prior to an Investment Date, will not accrue any interest during any time that the Plan Administrator holds the funds.

•	You will not be able to determine the actual number of shares of Common Stock purchased on your behalf until after the applicable Investment Date.

Administration

     5. Who administers the Plan for Participants?

     The Bank of New York, as the Plan Administrator, is responsible for receiving all cash investments made by Participants, purchasing and selling shares of Common Stock acquired under the Plan, serving as custodian for shares of Common Stock on deposit in the Plan, maintaining records of each Participant’s account activities, issuing account statements and performing other duties under the Plan.

     You may contact the Plan Administrator by telephone toll free at (800) 524-4458 between the hours of 8:00 a.m. and 8:00 p.m. (Eastern time) or by writing to one of the following addresses:

1. For requests for a copy of this prospectus, a Plan Enrollment Form or Stock Certificates:

Lear Corporation
c/o The Bank of New York
Shareholder Relations Department
Church Street Station

P. O. Box 11258
New York, NY 10286-1258
Email: shareowners@bankofny.com

     You may also obtain a copy of this prospectus or a Plan Enrollment Form by accessing the Plan Administrator’s Internet site at http://www.stockbny.com.

2. For Transaction Requests Forms or more information regarding Optional Cash Investments, Sales or Terminations:

The Bank of New York
c/o Dividend Reinvestment Department
P.O. Box 1958
Newark, NJ 07101-1958

Enrollment

     6. How does an interested investor enroll in the Plan?

     If you are eligible, you may enroll and become a Participant in the Plan at any time by obtaining and completing a Plan Enrollment Form and returning it to the Plan Administrator. You may obtain a Plan Enrollment Form and information about the Plan by calling The Bank of New York at the toll free number or by writing to the address set forth above.

     If you are an interested investor who is not already a Lear stockholder, you must include a minimum initial cash investment of $250 (but no more than $10,000 per investment or $100,000 per year), in the form of a check or money order payable to The Bank of New York, with your completed Plan Enrollment Form.

     If you are a record or registered holder of Common Stock and not already a Participant, you may join the Plan at any time by returning a completed Plan Enrollment Form or depositing some or all of your Common Stock certificates with the Plan Administrator. You will be charged a five dollar ($5.00) deposit fee.

     If you are a beneficial owner (a stockholder whose shares are held in nominee name by a bank or broker), you must become a record holder (a stockholder who is registered on our books) by having such shares transferred into your name.

     Enrollment in the Plan will become effective on receipt and acceptance of a properly executed Plan Enrollment Form by the Plan Administrator.

Optional and Initial Cash Investments

     7. How do I make additional cash investments?

     Following enrollment in the Plan, you have the option of purchasing additional shares of Common Stock. You can make such investments, which can be in any amount from a minimum of $50 in a particular month to a maximum of $10,000 per investment and $100,000 per year, by completing the Transaction Request Form, attached to the bottom of each account statement, and mailing it to the Plan Administrator along with a check made payable to The Bank of New York. In addition, you may elect to make automated monthly optional cash investments by Electronic Funds Transfer. If the “EFT” option is chosen, a minimum of $50.00 will be deducted from your checking or savings account on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day (see page 16, “Can I Make Automatic Monthly Investments?”). Cash, money orders, travellers checks and third party checks will not be accepted.

     In the event that any form of payment is returned unpaid for any reason, such as a returned check, the Participant will be subject to a $35.00 fee which will be deducted from the Participant’s Plan account. This fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of shares from your Plan account.

     You may make investments regularly or occasionally, as you wish, and the investment amount may remain constant or vary with each investment. You are under no obligation to make additional cash investments.

     Checks drawn on foreign banks or payable in any currency other than U.S. dollars will be returned to you.

     8. When will initial and additional cash payments be invested?

     Initial as well as optional cash investments must be received by the Plan Administrator by noon (eastern time) on the business day immediately prior to an Investment Date. Otherwise, initial or optional cash investments will be held by the Plan Administrator and invested on the next Investment Date. No interest will be paid on any payments held by the Plan Administrator prior to an Investment Date.

     Funds not invested in Common Stock within 30 days of receipt will be promptly returned, without interest, to you. In addition, upon your written request, received by noon (eastern time) on the business day immediately prior to an Investment Date, initial or optional cash investments not already invested will be returned without interest. However, no refund of a check will be made until the funds from such instruments have been collected by the Plan Administrator, which may take up to three (3) weeks.

     9. Can I make automatic monthly investments?

     Once enrolled in the Plan, you may contact The Bank of New York to arrange for automated monthly investments via Electronic Funds Transfer (“EFT”). EFT payments are deducted monthly from your designated account at any qualified financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day. For each optional cash investment, you will incur a transaction fee of $2.00. Such payments are subject to the minimum optional cash investment of $50.00 per transaction, and a maximum annual investment of $100,000 per calendar year. For optional cash investments, purchases are made at least once a week. Depending on the number of shares being purchased and current trading volume in the Common Stock, purchases may be executed in multiple transactions and may be traded on more than one day.

     In the event that your optional cash investment check is returned unpaid for any reason, or your designated bank account for EFT does not have sufficient funds for your authorized monthly deduction, The Bank of New York will immediately remove from your account Common Stock which was purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, The Bank of New York reserves the right to sell such additional shares from any of your accounts maintained by The Bank of New York as may be necessary to recover in full the uncollected balance.

     It is the responsibility of the Plan Participant to immediately notify The Bank of New York of any changes in EFT information as it relates to your authorized monthly deductions. You may call 1-800-524-4458 and request a new EFT Enrollment Form. You will be charged a fee of $35.00 for returned checks and/or failed EFT payments. The Bank of New York reserves the right to sell additional shares from any of your accounts maintained by The Bank of New York as may be necessary to recover the service fee at the time the check and/or EFT is returned to The Bank of New York.

     You should be aware that the Common Stock price may fluctuate between the time your purchase request is received by The Bank of New York and the time purchase is made on the open market. The Bank of New York may, at its own discretion, accept written requests to revoke instructions.

Reinvestment of Dividends

     10. How will dividends be reinvested?

     On November 13, 2003, we announced that our Board of Directors had initiated a quarterly dividend program and declared our first-ever cash dividend of $0.20 per share of common stock, payable on January 9, 2004, to shareholders of record at the close of business on December 15, 2003. We have paid cash dividends for subsequent quarters and expect to pay quarterly cash dividends in the future, although such payment and the amount of any such payment are dependent upon our financial condition, results of operations, capital requirements, alternative uses of capital and other factors. In addition, we are subject to the restrictions on the payment of dividends contained in our primary credit facility and in certain other contractual obligations. Our Board of Directors may decide to terminate the quarterly dividend program at any time. Thus, the availability of the Plan’s dividend reinvestment feature and the existence of our quarterly dividend program do not in any way limit our ability to cease declaring and paying dividends in the future.

     To the extent that we declare dividends, cash dividends will be reinvested automatically for you on all full and fractional shares held in your Plan account or registered in your name. In such case, the declared dividends on shares registered in your name will be forwarded to the Plan Administrator. The Plan Administrator, in turn, will apply these funds toward the purchase of

Common Stock. If dividends are insufficient to purchase full additional shares, a fractional share (computed to four (4) decimal places) will be credited to your account, which will also earn any dividends. The amount so reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes.

Investment Dates

     11. When are the Investment Dates?

     Normally, shares of Common Stock will be purchased on the dates (each an “Investment Date”) which are the 1st and 15th calendar days of each month (if this date is not a trading day on the New York Stock Exchange, then the applicable Investment Date will be the next trading day). As no interest will be paid on uninvested funds, you may wish to send payments so as to reach the Plan Administrator just prior to the third business day preceding the Investment Date. To the extent that Lear pays cash dividends on the Common Stock during a particular month, the Investment Date for the reinvestment of those dividends will be the dividend payment date (if this date is not a trading day on the New York Stock Exchange, then the applicable Investment Date will be the next trading day). In such case, the Plan Administrator must receive initial or optional cash investments by noon (eastern time) on the business day immediately prior to the modified Investment Date.

Purchase of Shares

     12. How does the Plan Administrator acquire shares of Common Stock for the Plan?

     The Bank of New York, as Plan Administrator, may use any registered broker-dealer, including “BNYIC,” a wholly-owned subsidiary of The Bank of New York, to acquire or sell shares of Common Stock on your behalf.

     Shares of Common Stock purchased for Participants under the Plan will be, at our option, either newly issued shares, shares held in treasury or shares of Common Stock purchased in the open market. Historically, shares have been purchased by the Plan Administrator in the open market on any stock exchange in the United States where the Common Stock is traded, in the over-the-counter market or by negotiated transactions on such terms as the Plan Administrator may reasonably determine at the time of purchase.

     We may change our determination that shares of Common Stock will be purchased directly from us or in the open market no more than once in any three (3) month period. Furthermore, at any time that shares of Common Stock are purchased for Participants in the open market, we will not exercise our right to change the source of purchases of shares of Common Stock absent a determination by our Board of Directors or Chief Financial Officer that our need to raise equity capital has changed or there is another valid reason for the change.

     13. What will be the cost of Common Stock through the Plan?

     For Common Stock purchased in the open market, your cash investment is combined with all the funds received from other Participants and used to purchase Common Stock in the open market. Your account is credited with Common Stock (including fractional shares rounded to four (4) decimal places) at the average market price of all shares purchased by the Plan Administrator for the relevant Investment Date. A two dollar ($2.00) processing fee will be deducted from each cash payment, excluding dividend reinvestments, before purchasing Common Stock. Purchases may be made over a period of days, so as not to adversely affect the price of the Common Stock.

     The price of shares of Common Stock purchased under the Plan that are sold from our authorized but unissued shares of Common Stock or treasury stock will be the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Transactions on the relevant Investment Date. A two dollar ($2.00) processing fee will be deducted from each cash payment, excluding dividend reinvestments, before purchasing shares of Common Stock.

     The Common Stock price may fluctuate significantly. You should be aware that the Common Stock price may rise during the period between a request for purchase, its receipt by the Plan Administrator and the ultimate purchase either in the open market or from us.

Certificates for Shares

     14. Will certificates be issued for shares of Common Stock purchased under the Plan?

     Common Stock purchased by the Plan Administrator will be credited to your account in book entry form (computed to four (4) decimal places) with a certificate issued only upon request. You will be charged a five dollar ($5.00) fee for each issuance of certificates.

     At any time, you may request that a certificate be issued for some or all of the shares held in your Plan account by calling the Plan Administrator at 1-800-524-4458 or by making a request in writing to the address set forth above. No certificates for fractional shares will be issued.

     15. May I deposit into a Plan account share certificates acquired outside the Plan?

     You may send certificates to the Plan Administrator for safekeeping when enrolling in the Plan together with a completed Plan Enrollment Form. Once enrolled in the Plan, you may send additional certificates to the Plan Administrator for safekeeping along with a completed Transaction Request Form, which is located on the bottom portion of the account statement provided to you. You should send the certificates to be deposited, together with a Plan Enrollment Form or Transaction Request Form, by registered mail to the Plan Administrator. You will be charged a five dollar ($5.00) fee for each deposit of certificates.

Sale or Transfer of Shares

     16. How do I sell shares?

     You may instruct the Plan Administrator to sell any or all shares of Common Stock held in your Plan account by one of the following methods:

•	Sale Orders via IVR System

You may instruct the Plan Administrator to sell by placing a sale order via the Interactive Voice Response (“IVR”) system. To place a sale order, call 1-800-524-4458, the Plan Administrator’s toll-free number, with your instructions. Simply enter your social security number or taxpayer ID at the prompt and select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

•	Sales Orders via Internet

You may instruct the Plan Administrator to sell by placing a sale order via the Internet. To place a sale order, you will first need to request a PIN by visiting our website at www.stockbny.com (see question 5, “Who administers the Plan for Participants?”)

•	Sale Orders via Mail

You may instruct the Plan Administrator to sell by sending a Transaction Request Form attached to the bottom of each account statement to the Plan Administrator. If there is more than one name or owner on the Plan account, all Participants must sign the tear-off portion of the account statement.

     If your sale instructions cover all shares of Common Stock held in your Plan account, and such instructions are received on or after the record date relating to a dividend payment but before the dividend payment date, the sale may not be processed until after the dividend has been invested in Common Stock through the Plan, at which time all of the shares credited to your Plan account will be sold.

     As with purchases, the Plan Administrator will aggregate all requests for shares to be sold and sell the total share amount in the open market. Shares are expected to be sold weekly, but depending on volumes, may be sold daily. The sale price will not be known until the sale is completed, and you should be aware that the Common Stock price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale in the open market.

     Following the sale, the net proceeds of the sale will be sent by check to you. A five dollar ($5.00) transaction fee plus a seven cent ($0.07) per share brokerage commission will be deducted from the net proceeds of the sale. The advice attached to the check should be retained for income tax purposes.

     A request to sell all shares held in your Plan account will be treated as a withdrawal from the Plan, and your Plan account will be closed.

     17. How do I transfer shares?

     You may effect “book-to-book” transfers, which involve transferring shares from an existing Participant account in the Plan to a new Participant account in the Plan by providing the

Plan Administrator with a Stock Power Form. All Participants in the current account must sign the Stock Power Form and their signatures must be guaranteed by a bank, broker or financial institution that is a member of a Signature Guarantee Medallion Program. You may obtain a Stock Power Form by calling the Plan Administrator at 1-800-524-4458. If a new Plan account is being created, a completed enrollment form must be delivered to the Plan Administrator by the holder of the new account along with the Stock Power Form.

Cost

     18. What are the costs associated with the Plan?

     We have elected to absorb most of the costs associated with the Plan. However, your costs for each type of transaction are: (i) a two dollar ($2.00) transaction fee per cash investment; (ii) a five dollar ($5.00) transaction fee plus a seven cent ($0.07) per share brokerage commission for the sale of shares in your Plan account; (iii) a five dollar ($5.00) transaction fee for the deposit or the withdrawal of any share certificate; and (iv) a five dollar ($5.00) transaction fee for each book transfer requested.

Withdrawal of Participation

     19. How do I withdraw from the Plan?

     You may at any time terminate participation in the Plan by providing written notice to the Plan Administrator at the address set forth above. Unless you request that the shares of Common Stock held in the your Plan account be sold by the Plan Administrator, the Plan Administrator will send a stock certificate for the number of whole shares in your Plan account and a check to you equal to the current market value of any fractional shares in your Plan account. A five dollar ($5.00) transaction fee will be charged for the withdrawal of share certificates and/or liquidation from the Plan.

     After you withdraw from the Plan, you may re-enroll by submitting a new Plan Enrollment Form in the same manner as any new applicant. However, if you withdraw from the Plan, you may not re-enroll for six (6) months after your withdrawal.

Reports to Participants

     20. What kind of reports will I receive?

     As soon as practicable after each purchase and sale pursuant to the Plan, you will receive a confirmation of such transaction. As soon as practicable after any dividend reinvestment pursuant to the Plan, you will receive a year-to-date cumulative account statement. If we do not declare any dividends, you will receive an annual account statement. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes.

     Following each sale of Common Stock, you will receive tax form 1099-B. At year end, the Plan Administrator will also provide tax form 1099 to you for dividends, if any, received during the previous year.

     In addition, you will receive copies of all communications sent to holders of Common Stock. This may include annual reports, the notice of annual meeting, proxy material for stockholder meetings and Internal Revenue Service information, if appropriate, for reporting dividend income.

Stock Splits, Stock Dividends or Rights Offerings

     21. What happens if Lear issues a stock dividend or declare a stock split?

     For those shares of Common Stock held by the Plan Administrator for your Plan account, any shares distributed pursuant to a stock split or stock dividend will be added to your Plan account. For those shares of Common Stock registered in your name and held by you in certificate form, any shares distributed pursuant to a stock split or stock dividend will be mailed directly to you in the same manner as to stockholders who are not participating in the Plan.

     Transaction processing may be curtailed or suspended until completion of the stock dividend or stock split.

     22. What happens if Lear has a rights offering?

     In the event of a rights offering, you will receive rights based upon the shares of record held in your name and whole shares credited to your Plan account. The Plan Administrator will deliver to you by mail the number of rights due to you on whole shares held. Rights may be exercised or sold (with the proceeds reinvested in Common Stock) through the Plan by written instruction to the Plan Administrator. Rights certificates will not be issued for fractional shares of Common Stock.

     On March 1, 2000, we entered into a Rights Agreement with The Bank of New York, as rights agent. We have filed a copy of the Rights Agreement with the SEC.

Voting Rights

     23. How will my shares be voted at meetings of stockholders?

     You may vote all shares of Common Stock (including any fractional share) registered in your name under the Plan at a stockholders’ meeting in the same manner as other shares registered in your name. A proxy form will be sent to you with respect to each stockholders’ meeting. When you return the executed proxy, all shares will be voted as directed. If you attend the stockholders’ meeting in person, you may vote such shares in person at the meeting, regardless of whether or not you sent in the proxy.

Suspension, Modification or Termination of the Plan

     24. May the Plan be changed or discontinued?

     We may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to you to the extent you are affected, and you will in all events have the right to withdraw from participation. If we terminate all or a portion of the Plan and you are affected, you will receive (i) a certificate for all of the whole shares of Common Stock credited to your account, (ii) any dividends or cash investments credited to your account and (iii) a check for the cash value of any fractional shares of Common Stock credited to your account. Such fractional shares will be valued at the closing sales price of our Common Stock on the day we terminate the Plan.

     In the event we terminate the Plan for the purpose of establishing another stock purchase and/or dividend reinvestment plan, you will be automatically enrolled in such other plan and shares credited to your Plan account will be credited automatically to such other plan, unless notice to the contrary is received by the Plan Administrator.

Plan Inquiries

     25. Where do I make inquiries regarding the Plan?

     You should direct all inquiries concerning the Plan to the Plan Administrator. You may contact the Plan Administrator by telephone toll free at (800) 524-4458 between the hours of 8:00 a.m. and 8:00 p.m. (Eastern time) or by writing to one of the following addresses:

1. For requests for a copy of this prospectus, a Plan Enrollment Form or Stock Certificates:

Lear Corporation
c/o The Bank of New York
Shareholder Relations Department
Church Street Station
P. O. Box 11258
New York, NY 10286-1258
Email: shareowners@bankofny.com

     You may also obtain a copy of this prospectus or a Plan Enrollment Form by accessing the Plan Administrator’s Internet site at http://www.stockbny.com.

2. For Transaction Requests Forms or more information regarding Optional Cash Investments, Sales or Terminations:

The Bank of New York
c/o Dividend Reinvestment Department
P.O. Box 1958
Newark, NJ 07101-1958

     You should include in all correspondence your stockholder account number and taxpayer identification number (social security number).

Federal Income Tax Consequences

     26. What are the federal income tax consequences of participation in the Plan?

     The amount of cash dividends, if any, that we pay to you is considered taxable income, even though reinvested through the Plan. Expenses and fees that we pay for your benefit will be included as dividend income for tax purposes, and these expenses and fees should be added to the cost basis of the shares shown on the account statement prepared by the Plan Administrator.

     You will not realize any taxable income when you receive certificates for shares of Common Stock credited to your account. You will recognize gain or loss when you sell such shares. We will report the sale of any whole or fractional shares through the Plan to the Internal Revenue Service and you on Form 1099-B.

     The summary contained herein of certain United States federal income tax consequences is not a comprehensive summary and is for general information purposes only. The summary may not be applicable to all Participants in the Plan, such as foreign stockholders. You should consult your own tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and tax withholding laws) applicable to your particular situation.

     27. How are income tax withholding provisions applied to foreign stockholders?

     If you are a foreign stockholder whose dividends on Common Stock are subject to United States income tax withholding, the amount of dividends reinvested will be reduced by the amount of the tax required to be withheld.

     28. How are backup income tax withholding provisions applied to stockholders?

     If you are a stockholder whose dividends on Common Stock are subject to United States backup income tax withholding, the amount of dividends reinvested will be reduced by the amount of tax required to be withheld. Backup withholding will apply to your dividends if you fail to furnish the Plan Administrator with your correct tax identification number (usually, for individuals, their social security numbers) or fail to sign a certificate stating that you are not subject to backup withholding. Backup withholding will also apply to your dividends if the Internal Revenue Service notifies us that you have failed to report dividends or interest on your return or that you have furnished an incorrect taxpayer identification number.

     United States backup income tax withholding may apply to any sales proceeds you receive upon the sale of any whole or fractional shares. The amount of sales proceeds you receive will be reduced by the amount of any tax required to be withheld.

Other Information

     29. What are the responsibilities of Lear and the Plan Administrator under the Plan?

     Neither we nor the Plan Administrator will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability, any (i) arising out of a failure to terminate your account upon your death prior to receipt of notice in writing of your death, (ii) with respect to the prices at which shares of Common Stock are purchased or sold for your Plan account and the times when such purchases and sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase or sale of such shares (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that you may have under applicable federal securities laws).

     Furthermore, if it appears to us that you are using or contemplating the use of the optional cash investment mechanism in a manner or with the effect that, in our sole judgment and discretion, is not in the best interests of Lear or its stockholders, then we may decline to issue all or any portion of the shares of Common Stock for which any optional cash investment by you or on your behalf is tendered. We will return such optional cash investment (or the portion thereof not to be invested in shares of Common Stock) as promptly as practicable, without interest.

     You should recognize that we cannot assure you of a profit or protect you against a loss on the shares of Common Stock purchased by you under the Plan.

     30. Who interprets and regulates the Plan?

     Our officers are authorized to take such actions as may be consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem desirable or necessary in connection with the Plan’s operation.

USE OF PROCEEDS

     We will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market. However, if authorized but unissued shares of Common Stock or treasury shares are purchased from us under the Plan, we may use the net proceeds of such sales for general corporate purposes, which may include debt retirement.

PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either from authorized but unissued shares, from treasury shares or in the open market by the Plan Administrator. As of the date of this prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased in the open market. The Plan provides that we may not change our determination regarding the source of purchase of shares of Common Stock under the Plan more than once in any three (3) month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of Common Stock purchased for Participants under the Plan will continue to be purchased in the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for us by Winston & Strawn LLP.

EXPERTS

     Ernst & Young, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the years ended December 31, 2003 and 2002 as set forth in their report, which is incorporated by reference in this prospectus and the related registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young’s report, given their authority as experts in accounting and auditing.

INDEPENDENT AUDITORS

     Our consolidated financial statements for the year ended December 31, 2001 incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants. On June 15, 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Arthur Andersen LLP has not provided us with a current consent to include their report in this prospectus, and we have dispensed with the requirement to file a current consent in reliance upon Rule 437a of the Securities Act of 1933. Since Arthur Andersen LLP has not provided us with a current consent to include their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

     No person has been authorized to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

750,000 Shares

LEAR
CORPORATION

Common Stock

PROSPECTUS

November 18, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated fees and expenses payable by Lear Corporation (the “Registrant”) in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC filing fee, are estimated.

SEC filing fee	$8,139
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Printing and engraving	30,000
Miscellaneous	10,000
Total	$73,139

Item 15. Indemnification of Directors and Officers

     Lear Corporation is a Delaware corporation. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person adjudged liable to the corporation shall be entitled to indemnification unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that in view of the circumstances of the case, such person is entitled to indemnity. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     Delaware law does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     Lear’s Restated Certificate of Incorporation and Bylaws require Lear to indemnify its directors and officers to the fullest extent permitted under Delaware law. Lear’s Restated Certificate of Incorporation states that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to Lear or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (regarding unlawful payment of dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

     Lear has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Lear or its subsidiaries, or that may arise out of their status as directors or officers of Lear or its subsidiaries, including liabilities under the federal and state securities laws.

Item 16. Exhibits and Financial Statements Schedules

5.1	Opinion of Winston & Strawn LLP, special counsel to Lear (incorporated by reference to Exhibit 5.1 of Amendment No. 2 to Registration Statement on Form S-3 (Reg. No. 333-16341) filed on December 20, 1996).

*23.1	Consent of Ernst & Young LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereof).

* Filed herewith.

Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 18th day of November, 2004.

LEAR CORPORATION
By:	/s/ Robert E. Rossiter
Robert E. Rossiter Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby appoints David C. Wajsgras and Daniel A. Ninivaggi and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act this post-effective amendment to the registration statement and any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert E. Rossiter Robert E. Rossiter	Chairman of the Board of Directors and Chief Executive Officer and a Director (Principal Executive Officer)	November 18, 2004
/s/ James H. Vandenberghe James H. Vandenberghe	Vice Chairman	November 18, 2004
/s/ David C. Wajsgras David C. Wajsgras	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 18, 2004

Name	Title	Date
/s/ William C. Dircks William C. Dircks	Vice President and Corporate Controller (Principal Accounting Officer)	November 18, 2004
/s/ Anne K. Bingaman Anne K. Bingaman	Director	November 18, 2004
/s/ Dr. David E. Fry Dr. David E. Fry	Director	November 18, 2004
/s/ Conrad L. Mallett Justice Conrad L. Mallett	Director	November 18, 2004
/s/ Larry W. McCurdy Larry W. McCurdy	Director	November 18, 2004
/s/ Roy E. Parrott Roy E. Parrott	Director	November 18, 2004
/s/ David P. Spalding David P. Spalding	Director	November 18, 2004
/s/ James A. Stern James A. Stern	Director	November 18, 2004
/s/ Richard F. Wallman Richard F. Wallman	Director	November 18, 2004

INDEX TO EXHIBITS

Exhibit
Number
5.1	Opinion of Winston & Strawn LLP, special counsel to Lear (incorporated by reference to Exhibit 5.1 of Amendment No. 2 to Registration Statement on Form S-3 (Reg. No. 333-16341) filed on December 20, 1996).

*23.1	Consent of Ernst & Young LLP.

23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereof).

* Filed herewith.